Exhibit 99.1

Westwood Holdings Group, Inc. Reports First Quarter 2014 Results

Assets Under Management Increase to Record $19.1 Billion

Westwood FundsTM AUM Reaches Record $3.0 Billion

DALLAS--(BUSINESS WIRE)--April 17, 2014--Westwood Holdings Group, Inc. (NYSE: WHG) today reported first quarter 2014 revenues of $25.9 million, a 29% increase compared to revenues of $20.1 million in the first quarter of 2013. Non-GAAP Economic Earnings per share (“Economic EPS”) increased 54% to $1.17 compared to $0.76 in the first quarter of 2013. Diluted earnings per share increased 97% to $0.75 compared to $0.38 in the first quarter of 2013.

Highlights and significant items related to our first quarter 2014 results include:

  Revenues increased 29% to $25.9 million compared to the same period last year.
  Assets under management (“AUM”) reached a record level of $19.1 billion.
  Westwood International Advisors (“WIA”) net inflows aggregated $148 million bringing WIA’s AUM to $2.7 billion.
  AUM in our Emerging Markets UCITS fund now exceed $740 million.
  The Westwood Funds™ achieved net inflows of $138 million, reaching record AUM of $3.0 billion.

Brian Casey, Westwood’s President & CEO, commented, “We are very pleased with our strong start to 2014. We benefited from strength in the U.S. equity markets, as well as the excellent performance delivered by our MLP, SMidCap, and Emerging Markets teams. Our Westwood Funds™ achieved another significant milestone, surpassing $3 billion in AUM while achieving $138 million of net inflows, representing annualized quarterly organic growth of 20%. WIA’s AUM reached $2.7 billion at March 31, 2014, an 8% increase from December 31, 2013, and Westwood International continues to attract new client prospects.”

Firmwide AUM reached $19.1 billion at March 31, 2014 compared to $18.9 billion at December 31, 2013. Mutual fund assets, comprising ten Westwood Funds™, grew to $3.0 billion, institutional assets stood at $12.1 billion and private wealth assets aggregated $4.0 billion at March 31, 2014.

Westwood’s Board of Directors today declared a quarterly cash dividend of $0.44 per common share, payable on July 1, 2014 to stockholders of record on June 13, 2014. At quarter-end, Westwood had $63 million in cash and investments, stockholders’ equity of $90 million, and no debt.

Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss first quarter 2014 results and other business matters at 4:30 p.m. Eastern time today. To join the conference call, dial 877-303-6235 (domestic) or 631-291-4837 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through April 24, 2014 by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 19536312.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. Westwood manages a variety of investment strategies including U.S., Global, and Emerging Markets equities as well as income-oriented portfolios. These strategies are made available through separate accounts, commingled funds, the Westwood FundsTM family of U.S. mutual funds, and UCITS funds. Westwood has broad-based employee ownership and trades on the New York Stock Exchange under the symbol "WHG." Based in Dallas, Westwood also has offices in Omaha and Toronto.

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the Westwood Funds™, please visit www.westwoodfunds.com.

Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues among a few customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2013 and its quarterly report on Form 10-Q for the quarter ended March 31, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
REVENUES:
Advisory fees:
Asset based	$20,389	$20,038	$15,547
Performance based	363	-	-
Trust fees	5,028	4,904	4,217
Other, net	169	310	336
Total revenues	25,949	25,252	20,100

EXPENSES:
Employee compensation and benefits	12,543	11,550	11,843
Sales and marketing	287	305	287
Westwood mutual funds	652	688	404
Information technology	715	858	656
Professional services	1,382	1,257	1,002
General and administrative	1,448	1,543	1,189
Total expenses	17,027	16,201	15,381
Income before income taxes	8,922	9,051	4,719
Provision for income taxes	3,163	3,191	1,886
Net income	$5,759	$5,860	$2,833
Other comprehensive income:
Foreign currency translation adjustments	(354)	(156)	(77)
Total comprehensive income	$5,405	$5,704	$2,756

Earnings per share:
Basic	$0.77	$0.80	$0.39
Diluted	$0.75	$0.76	$0.38

Weighted average shares outstanding:
Basic	7,474,415	7,345,357	7,287,161
Diluted	7,724,715	7,684,619	7,481,668

Economic Earnings	$9,057	$9,004	$5,667
Economic EPS	$1.17	$1.17	$0.76

Dividends declared per share	$0.44	$0.44	$0.40

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of March 31, 2014 and December 31, 2013
(in thousands, except par value and share amounts)

	March 31, 2014 (unaudited)	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$17,374	$10,864
Accounts receivable	14,754	14,468
Investments, at fair value	45,419	64,554
Deferred income taxes	1,308	3,782
Prepaid income taxes	2,371	-
Other current assets	2,207	2,521
Total current assets	83,433	96,189
Goodwill	11,255	11,255
Deferred income taxes	365	2,041
Intangible assets, net	3,699	3,789
Property and equipment, net of accumulated depreciation of $2,297 and $2,155	2,693	2,746
Total assets	$101,445	$116,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,879	$2,082
Dividends payable	4,252	3,935
Compensation and benefits payable	3,666	17,805
Income taxes payable	-	1,031
Total current liabilities	9,797	24,853
Accrued dividends	652	1,266
Deferred rent	1,228	1,268
Total long-term liabilities	1,880	2,534
Total liabilities	11,677	27,387

Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 8,952,417 and outstanding 8,250,954 shares at March 31, 2014; issued 8,778,613 and outstanding 8,176,417 shares at December 31, 2013	89	88
Additional paid-in capital	106,162	100,955
Treasury stock, at cost – 701,463 shares at March 31, 2014; 602,196 shares at December 31, 2013	(29,008)	(23,169)
Accumulated other comprehensive loss	(611)	(257)
Retained earnings	13,136	11,016
Total stockholders’ equity	89,768	88,633
Total liabilities and stockholders’ equity	$101,445	$116,020

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,759	$2,833
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	144	90
Amortization of intangible assets	90	90
Unrealized (gains) losses on trading investments	(57)	373
Restricted stock amortization	3,170	2,706
Deferred income taxes	4,036	2,079
Excess tax benefits from stock based compensation	(1,863)	(672)
Net purchases of investments – trading securities	19,206	11,546
Changes in operating assets and liabilities:
Accounts receivable	(450)	(1,164)
Other assets	338	(1,313)
Accounts payable and accrued liabilities	(189)	(198)
Compensation and benefits payable	(13,963)	(9,906)
Income taxes payable and prepaid income taxes	(1,557)	(1,166)
Other liabilities	(37)	(6)
Net cash provided by operating activities	14,627	5,292

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(121)	(247)
Net cash used in investing activities	(121)	(247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(5,839)	(3,721)
Excess tax benefits from stock based compensation	1,863	672
Cash dividends	(3,942)	-
Net cash used in financing activities	(7,918)	(3,049)
Effect of currency rate changes on cash	(78)	(39)
NET INCREASE IN CASH AND CASH EQUIVALENTS	6,510	1,957
Cash and cash equivalents, beginning of period	10,864	3,817
Cash and cash equivalents, end of period	$17,374	$5,774

Supplemental cash flow information:
Cash paid during the period for income taxes	$761	$1,064

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Economic Earnings
(in thousands, except per share data and share amounts)
(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013

Net Income	$5,759	$5,860	$2,833
Add: Restricted stock expense	3,170	3,016	2,706
Add: Intangible amortization	90	90	90
Add: Tax benefit from goodwill amortization	38	38	38
Economic earnings	$9,057	$9,004	$5,667

Diluted weighted average shares	7,724,715	7,684,619	7,481,668
Economic EPS	$1.17	$1.17	$0.76

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings and Economic Earnings per share (or Economic EPS). We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported on a GAAP basis. Management reviews Economic Earnings and Economic EPS to evaluate Westwood’s ongoing performance, allocate resources, and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income or earnings per share, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Mark A. Wallace, 214-756-6900
Chief Financial Officer